SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  March 18, 1997

                    Mallon Resources Corporation
        (exact name of registrant as specified in its charter)

     Colorado               0-17267             84-1095959
(State or other          (Commission         (I.R.S. Employer
jurisdiction             File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado	80202
(address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated March 18, 1997, the text of which was as follows:

     Mallon Resources Corporation (Nasdaq: "MLRC") today reported a net loss for 1996 of $1,837,000 on revenues of $6,520,000, compared to a net loss in 1995 of $1,929,000 on revenues of $5,428,000. After payment of preferred dividends, the net loss attributable to common shareholders for 1996 was $2,213,000 ($0.88 per share) compared to a net loss attributable to common shareholders in 1995 of $2,289,000 ($1.16 per share). Total revenues for 1996 were up by $1,092,000 (20%) over 1995. Mallon also reported a net loss for the fourth quarter of 1996 of $519,000 on revenues of $1,873,000, compared to a net loss in the fourth quarter of 1995 of $835,000 on revenues of $1,001,000. After payment of preferred dividends, the net loss attributable to common shareholders for fourth quarter of 1996 was $615,000 ($0.16 per share) compared to a net loss attributable to common shareholders in fourth quarter of 1995 of $926,000 ($0.47 per share). Earnings before interest, taxes, depreciation, depletion and amortization, and extraordinary loss (EBITDA) for 1996 were $1,520,000 ($0.61 per share) compared to $1,093,000 ($0.56 per share) for 1995.

     Mallon's consolidated financial results are unfavorably affected by the consolidation of Laguna Gold Company (Laguna), a 56% owned subsidiary. See the chart on page 2 for a presentation of selected Mallon results without consideration of Laguna's impact. EBITDA, without Laguna, for 1996 is $0.86 per share, which represents the Company's oil and gas operations.

     Production for the year averaged 1,060 BOE per day. Mallon completed six wells in 1996 compared to current plans for 50 wells in 1997. Kevin Fitzgerald, President of Mallon Oil, stated, "Since year-end, the Company has completed ten wells and the drilling program is still being ramped up. Currently, daily production is up by more than 50 percent from last year's average. This upward trend in production and activity is a direct result of the $15,000,000 equity funding completed by the Company in October 1996."

     As previously reported, Mallon's oil and gas reserves at January 1, 1997 were 6.4 million barrels of oil equivalent (mmboe), a 25% increase over the 5.1 mmboe reported at year-end 1995. Mallon's proved reserves are 27% oil and 73% natural gas. The present value of its reserves (discounted at 10% and assuming flat year-end prices) increased 138% to $50.0 million from the $21.0 million at year-end 1995.

     "We continue to enjoy success in our oil and gas drilling operations in the Delaware Basin" said George Mallon, Chairman and President of Mallon Resources. "With Laguna now on a solid financial footing as a result of its recent IPO, and Mallon's equity financing, we are in a position to quickly develop our oil and gas assets in the Delaware and San Juan Basins. In addition, we continue to maintain a significant equity exposure to Laguna's exploration opportunities."

     Mallon Resources Corporation is a Denver, Colorado based oil and gas exploration and production company operating primarily in the Delaware and San Juan Basins of New Mexico. Mallon's common stock is quoted on the Nasdaq National Market under the symbol "MLRC". Laguna Gold Company trades on The Toronto Stock Exchange under the symbol "LGC".

SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per unit data)

                              For the Years       For the Three Months
                             Ended December 31,   Ended December 31,
                             __________________   ____________________
                               1996       1995      1996        1995
Selected Consolidated Results
   Revenues                   $ 6,520     $ 5,428   $ 1,873   $ 1,001
   Costs and expenses           8,463       7,104     2,565     1,927
   Net loss                    (1,837)     (1,929)     (519)     (835)
   Net loss attributable to
      common shareholders      (2,213)     (2,289)     (615)     (926)
   Net loss per share attributable
      to common shareholders   $(0.88)     $(1.16)   $(0.16)   $(0.47)
   EBITDA (1)                   1,520       1,093       311      (114)
   EBITDA per share             $0.61       $0.56     $0.08    $(0.06)
   Weighted average shares
      outstanding               2,512       1,947     3,945    1,950

Selected Results Without Laguna Gold Company
   Revenues                   $ 6,390     $ 5,387   $ 1,830   $   979
   Costs and expenses           7,334       6,076     2,157     1,282
   Net loss                    (1,104)       (942)     (327)     (212)
   Net loss attributable to
      common shareholders      (1,480)     (1,302)     (423)     (303)
   Net loss per share attributable
      to common shareholders   $(0.59)     $(0.67)   $(0.11)   $(0.16)
   EBITDA (1)                   2,167       2,028       475       479
   EBITDA per share             $0.86       $1.04     $0.12     $0.25
   Weighted average shares
      outstanding               2,512       1,947     3,945     1,950

Other Operating Data
   Net Production:
      Oil (Mbbls)                174          173        39        38
      Gas (Mmcf)               1,286        1,238       352       238
      MBOE                       388          379        98        78
   Average realized sales price
      Oil ($/Bbl)             $18.05       $16.45    $20.82    $16.47
      Gas ($/Mcf)              $2.11        $1.58     $2.68     $1.71
      BOE ($/BOE)             $15.09       $12.66    $17.92    $13.23

(1) EBITDA is income before income taxes, interest, depreciation, depletion and amortization, impairment, and extraordinary loss.
EBITDA, a financial measure commonly used in the Company's industry, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income and cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                          Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Mallon Resources Corporation


March 21, 1997                 __/s/ Roy K. Ross________________
                                Roy K. Ross, Executive Vice President




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